Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Kelly Malson	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	CFO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial Reports

4th Quarter Results and Fiscal Year 2019 Results

•	Accounts 60+ days delinquent remained flat at approximately 3.3%, excluding Chapter 13 bankruptcy accounts
•	Average APR on new contracts purchased during the quarter continued to increase to 23.5% compared to 23.3% during the prior year fourth quarter
•	Interest and fee income on finance receivables decreased 17.4% due to a 21.5% decrease in average finance receivables, compared to prior year fourth quarter
•	The charge-off policy changed to 121+ days, resulting in a one-time increase in the provision for credit losses of approximately $4.9 million in the current year fourth quarter

May 29, 2019 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) announced a net loss for the three months ended March 31, 2019 of $4.7 million compared to a net income of $0.6 million for the three months ended March 31, 2018. Diluted net loss per share was $0.60 for the three months ended March 31, 2019 as compared to net  income per share of $0.08 for the three months ended March 31, 2018. Revenue decreased 17.4% to $16.4 million for the three months ended March 31, 2019 as compared to $19.9 million for the three months ended March 31, 2018. The Company reported an operating loss before income taxes for the three months ended March 31, 2019 of $6.0 million compared to operating income of $0.5 million for the three months ended March 31, 2018.   The Company recorded an income tax benefit of approximately $1.2 million during the current quarter compared to $0.2 million during the three months ended March 31, 2018.  This change was attributed to the Company reporting an operating loss for the current quarter.

“Fiscal Year 2019 was a transitional year for Nicholas Financial,” said Doug Marohn, president and CEO.  “We have worked hard to return to underwriting primary transportation to and from work for subprime customers, making for improved overall loan metrics.  At  a loan level, we reduced the amount financed and term, while increasing the APR and discount rate, resulting in a higher yield.    We also put a significant amount of attention to the way we service our portfolio,” continued Marohn.  “We returned to a 121+ day charge off policy and now include Chapter 13 bankrupt accounts in that policy, which is more in line with industry standard.  As a result, the Company charge-off approximately $6.4 million dollars, resulting in a one-time $4.9 million charge to the provision for credit losses in the fourth quarter, which resulted in our fourth quarter and fiscal 2019 net loss.”

“We have also made great strides in attacking our overall operating expenses.  We have exited the unsuccessful Texas and Virginia markets, as well as have consolidated several offices in a few markets with multiple branches,” Marohn went on to say,  “the acceleration of rent and severance expenses created a one-time increase of approximately $308,000 in operating expense for the  fourth quarter, but will result in future savings.  We will continue to evaluate every market based on profit and performance expectations.  We are also evaluating several market expansions and plan to add new offices where warranted.  We are grateful for, and proud of, all of our employees who worked so hard to get us to this point.  And we are excited about the potential for this new fiscal year.” In addition, during the fourth quarter, the Company expensed approximately $140,000 related to an attempt to purchase of a pool of loans.

Marohn commented, “We are pleased and proud of the successful completion of our senior secured revolving credit facility, which closed on March 29. We are also happy to announce that the board recently authorized an $8 million stock repurchase program”.

Net loss for the year ended March 31, 2019 was $3.6 million compared to a net loss of $1.1 million for the year ended March 31, 2018.  Diluted net loss per share was $0.46 for the year ended March 31, 2019 as compared to a $0.14 net loss for the year ended March 31, 2018. Revenue decreased 15.0% to $71.3 million for the year ended March 31, 2019 as compared to $83.9 million for the year ended March 31, 2018.

			Key Performance Indicators on
	Number of		Contracts Purchased
	Contracts	Principal Amount	Average Amount	Average	Average	Average
Fiscal Year /Quarter	purchased	purchased	Financed*	APR*	Discount%*	Term*
2019	7,684	$77,498,829	$10,086	23.5%	8.2%	47
4	2,151	21,233,193	9,871	23.5%	8.0%	46
3	1,625	16,475,956	10,139	23.5%	8.1%	47
2	1,761	17,844,587	10,133	23.5%	8.4%	47
1	2,147	21,945,093	10,221	23.7%	8.3%	48
2018	9,767	$109,575,099	$11,219	22.4%	7.4%	54
4	2,814	29,253,725	10,396	23.3%	7.9%	50
3	2,365	27,378,449	11,577	21.7%	6.9%	54
2	2,239	25,782,056	11,515	22.0%	7.3%	55
1	2,349	27,160,869	11,563	22.3%	7.6%	55
2017	14,619	$170,941,206	$11,693	22.2%	7.1%	57
4	3,677	42,629,274	11,593	22.3%	7.3%	56
3	3,846	45,941,459	11,945	22.0%	6.9%	57
2	3,592	41,540,401	11,565	22.3%	7.0%	57
1	3,504	40,830,072	11,609	22.4%	7.2%	57

*The averages included in the table are calculated as a simple average.

The Company began modifying its underwriting guidelines in January 2018 to improve the quality of Contracts being purchased. These changes led to a decrease in the dollar amount of Contracts purchased by approximately $32.1 million, or 29.3%, during the year ended March 31, 2019, as compared to the year ended March 31, 2018. However, the number of Contracts purchased only decreased by 2,083, or 21.3%, over the same time period, as illustrated in the table above.  The revenue decrease during the year ended March 31, 2019, as compared to the year ended March 31, 2018, was a result of this reduction in the dollar amount of Contracts purchased partially offset by an increase in the average APR.

Nicholas Financial, Inc. is a publicly-traded specialty consumer finance company, operating branch locations in both Southeastern and Midwestern U.S. states. The Company has approximately 7.9 million shares of voting common stock outstanding. For an index of Nicholas Financial, Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.

Cautionary Note regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including risk relating to competition and our ability to increase and maintain yield and profitability at desirable levels, as well as risks relating to general economic conditions, access to bank financing, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended March 31, 2018. When used in this document, the words “anticipate”, “estimate”, “expect”, “will”, “may”, “plan,” “believe”, “intend” and similar expressions are intended to identify forward-looking statements.  Such statements are based on the beliefs of Company management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially from those anticipated, estimated or expect. All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

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Nicholas Financial, Inc.

Condensed Consolidated Statements of Income

(Unaudited, Dollars in Thousands, Except Share and Per Share Amounts)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2019	2018	2019	2018
Revenue:
Interest and fee income on finance receivables	$16,397	$19,855	$71,300	$83,917
Expenses:
Operating expenses	8,934	8,165	33,548	33,150
Provision for credit losses	11,165	8,563	32,836	37,450
Interest expense	2,275	2,654	9,504	10,154
Total expenses	22,374	19,382	75,888	80,754
Operating (loss) income before income taxes	(5,977)	473	(4,588)	3,163
Income tax expense (benefit)	(1,232)	(171)	(940)	4,261
Net (loss) income	$(4,745)	$644	$(3,648)	$(1,098)
Earnings (loss) per share:
Basic	$(0.60)	$0.08	$(0.46)	$(0.14)
Diluted	$(0.60)	$0.08	$(0.46)	$(0.14)

Condensed Consolidated Balance Sheets

(Unaudited, In Thousands)

	March 31,	March 31,
	2019	2018
Cash and restricted cash	$37,642	$2,626
Finance receivables, net	202,042	266,573
Other assets	12,736	11,660
Total assets	$252,420	$280,859
Line of credit	$142,619	$165,750
Other liabilities	4,916	6,672
Total liabilities	147,535	172,422
Shareholders’ equity	104,885	108,437
Total liabilities and shareholders’ equity	$252,420	$280,859
Book value per share	$13.26	$13.73

	Three months ended		Twelve months ended
	March 31,		March 31,
	(In thousands)		(In thousands)
Portfolio Summary	2019	2018	2019	2018
Average finance receivables (1)	$243,462	$310,207	$270,106	$327,832
Average indebtedness (2)	$114,532	$171,875	$136,386	$189,375
Interest and fee income on finance receivables	$16,397	$19,855	$71,300	$83,917
Interest expense	$2,275	$2,654	$9,504	$10,154
Net interest and fee income on finance receivables	$14,122	$17,201	$61,796	$73,763
Portfolio yield (3)	26.94%	25.60%	26.40%	25.60%
Interest expense as a percentage of average finance receivables	3.74%	3.42%	3.52%	3.10%
Provision for credit losses as a percentage of average finance receivables	18.34%	11.04%	12.16%	11.42%
Net portfolio yield (3)	4.86%	11.14%	10.72%	11.08%
Operating expenses as a percentage of average finance receivables	14.68%	10.53%	12.42%	10.11%
Pre-tax yield as a percentage of average finance receivables (4)	(9.82)%	0.61%	(1.70)%	0.96%
Write-off to liquidation (5)	32.09%	13.76%	23.02%	13.92%
Net charge-off percentage (6)	23.00%	12.26%	13.39%	10.65%
Allowance percentage (7)	6.97%	6.53%	6.28%	6.18%

Note: All three-month statement of income performance indicators expressed as percentages have been annualized.

(1)	Average finance receivables represents the average of finance receivables throughout the period.
(2)	Average indebtedness represents the average outstanding borrowings under the Line.
(3)

Portfolio yield represents interest and fee income on finance receivables as a percentage of average finance receivables. Net portfolio yield represents (a) interest and fee income on finance receivables minus (b) interest expense minus (c) the provision for credit losses, as a percentage of average finance receivables.

(4)	Pre-tax yield represents net portfolio yield minus operating expenses, as a percentage of average finance receivables.
(5)

Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases and originations minus ending receivable balance.

(6)	Net charge-off percentage represents net charge-offs (charge-offs less recoveries) divided by average finance receivables, outstanding during the period.
(7)	Allowance percentage represents the allowance for credit losses divided by average finance receivables outstanding during the period.

The following tables present certain information regarding the delinquency rates experienced by the Company with respect to automobile finance installment contracts (“Contracts”) and direct consumer loans (“Direct Loans”), excluding any Chapter 13 bankruptcy accounts:

(In thousands, except percentages)

Contracts	Balance
Contracts	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
March 31, 2019	$220,995	$14,897	$5,155	$2,288	$10	$22,350
		6.74%	2.33%	1.04%	0.00%	10.11%
March 31, 2018	$290,616	$15,828	$5,711	$2,124	$1,668	$25,331
		5.45%	1.97%	0.73%	0.57%	8.72%

Direct Loans	Balance
Direct Loans	Outstanding	30 – 59 days	60 – 89 days	90 – 119 days	120+	Total
March 31, 2019	$7,999	$197	$79	$31	$0	$307
		2.46%	0.99%	0.39%	0.00%	3.84%
March 31, 2018	$7,835	$189	$77	$62	$78	$406
		2.41%	0.98%	0.79%	1.00%	5.18%

The following table presents selected information on Contracts purchased by the Company (1):

	Three months ended		Twelve months ended
	March 31,		March 31,
	(Purchases in thousands)		(Purchases in thousands)
Contracts	2019	2018	2019	2018
Purchases	$21,233	$29,254	$77,499	$109,575
Average APR	23.46%	23.33%	23.52%	22.35%
Average discount	8.03%	7.91%	8.22%	7.41%
Average term (months)	46	50	47	54
Average loan	$9,871	$10,396	$10,086	$11,219
Number of contracts	2,151	2,814	7,684	9,767

The following table presents selected information on the entire Contract portfolio of the Company (1):

	As of
	March 31,
Portfolio	2019	2018
Average APR	22.70%	22.29%
Average discount	7.47%	7.37%
Average term (months)	53	57
Number of active contracts	27,106	33,137

(1)	The table does not include any selected information on Direct Loans; which only accounts for approximately 3% of the Company’s total receivable portfolio.

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